As filed with the Securities and Exchange Commission on January 21, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SPLUNK INC.

(Exact name of Registrant as specified in its charter)

Delaware	86-1106510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

250 Brannan Street

San Francisco, California 94107

(415) 848-8400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Godfrey R. Sullivan

President and Chief Executive Officer

Splunk Inc.

250 Brannan Street

San Francisco, California 94107

(415) 848-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey D. Saper	Leonard R. Stein	Martin A. Wellington
Jon C. Avina	Scott A. Morgan	Davis Polk & Wardwell LLP
Calise Y. Cheng	Weilyn L. Wood	1600 El Camino Real
Wilson Sonsini Goodrich & Rosati	Splunk Inc.	Menlo Park, California 94025
Professional Corporation	250 Brannan Street	(650) 752-2000
650 Page Mill Road	San Francisco, California 94107
Palo Alto, California 94304	(415) 848-8400
(650) 493-9300

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☒ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share			$600,000,000

(1)       Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.  The aggregate public offering price of the common stock registered hereunder will not exceed $600,000,000.

(2)       Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)       The registrant is deferring payment of the registration fee pursuant to Rule 456(b) under the Securities Act and is omitting this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued January 21, 2014

6,000,000 shares

COMMON STOCK

Splunk Inc. is offering 6,000,000 shares of its common stock.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “SPLK.” On January 17, 2014, the reported closing sale price of our common stock on The NASDAQ Global Select Market was $79.67 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 6.

PRICE $         A SHARE

	Price to Public	Underwriting Discount and Commissions (1)	Proceeds to Splunk
Per share	$	$	$
Total	$	$	$

(1)         See “Underwriting.”

We have granted the underwriters the option to purchase up to an additional 900,000 shares of common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                               , 2014.

MORGAN STANLEY	CREDIT SUISSE	J.P. MORGAN	BofA MERRILL LYNCH
UBS INVESTMENT BANK
PACIFIC CREST SECURITIES		COWEN AND COMPANY

January          , 2014

You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering.  Neither we nor the underwriters have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering.  Neither we nor the underwriters are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.  The information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering is accurate only as of the date thereof, regardless of the time of delivery of such document or of any sale of our shares of common stock.  Our business, financial condition and results of operations may have changed since those dates.  It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated by reference herein or any free writing prospectus provided in connection with this offering, in making your investment decision.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus and the documents incorporated herein by reference and does not contain all of the information you should consider in making your investment decision.  You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our consolidated financial statements and the related notes, or any free writing prospectus provided in connection with this offering.  You should carefully consider, among other things, the matters discussed in the section titled “Risk Factors,” which is included elsewhere in this prospectus and in other documents that we subsequently file with the Securities and Exchange Commission (SEC) that are incorporated by reference in this prospectus.

In this prospectus, “Splunk,” “we,” “us” and “our” refer to Splunk Inc. and its subsidiaries unless expressly stated or otherwise required by the context. Our fiscal year ends on January 31.

Splunk provides an innovative software platform that enables organizations to gain real-time operational intelligence by harnessing the value of their data. Our software collects and indexes data regardless of format or source and enables users to search, correlate, analyze, monitor and report on this data. Our software addresses large and diverse data sets, commonly referred to as big data, and is specifically tailored for machine-generated data. Machine data is produced by nearly every software application and electronic device in an organization and contains a definitive, time-stamped record of various activities, such as transactions, customer and user activities, and security threats. Our software is designed to help users in various roles, including IT and business professionals, analyze their machine data and realize real-time visibility into and intelligence about their organization’s operations. This operational intelligence enables organizations to improve service levels, reduce costs, mitigate security risks, demonstrate and maintain compliance, and gain new insights that enable them to drive better business decisions.

We believe the market for software that provides operational intelligence presents a substantial opportunity as data grows in volume and diversity, creating new risks, opportunities and challenges for organizations. Since our inception, we have invested and continue to invest a substantial amount of resources developing our products and technology to address this market, specifically with respect to machine data.

Our software architecture is designed to accelerate return-on-investment for our customers. It does not require customization, long deployment cycles or extensive professional services commonly associated with traditional enterprise software applications. Users can simply download and install the software, typically in a matter of hours, connect to their relevant machine data sources and begin realizing operational intelligence. We also offer customers with complex IT infrastructure the ability to leverage the expertise of our professional services organization to deploy our software. We generally base our license fees on the estimated peak daily data indexing capacity our customers require. Prospective customers can download a trial version of our software that provides a full set of features but limited data indexing capacity. Following the 60-day trial period, prospective customers can purchase a license for our product or continue using our product with reduced features and limited data indexing capacity. We primarily license our software under perpetual licenses whereby we generally recognize the license fee portion of these arrangements upfront. As a result, the timing of when we enter into large perpetual licenses may lead to fluctuations in our revenues and operating results because our expenses are largely fixed in the short-term. From time to time, we enter into transactions that are designed to enable broad adoption of our software within an enterprise. These arrangements typically include provisions that require revenue deferral and recognition over time.

We intend to continue investing for long-term growth. We have invested and expect to continue to invest heavily in our product development efforts to deliver additional compelling products and features, address customer needs and uses, and enable solutions that can address new end markets. In addition, we expect to continue to aggressively expand our sales and marketing organizations to market and sell our software both in the United States and internationally.

Our goal is to make our software the platform for delivering operational intelligence and real-time business insights from machine data. The key elements of our growth strategy are to:

·                  Extend our technological capabilities.

·                  Continue to expand our direct and indirect sales organization, including our channel relationships, to acquire new customers.

·                  Further penetrate our existing customer base and drive enterprise-wide adoption.

·                  Develop additional solutions in adjacent markets as well as products and services that enable organizations to use our software in different ways, such as our cloud-based service, Splunk Cloud and Hunk: Splunk Analytics for Hadoop.

·                  Build premium apps on our core platform that enable organizations to realize additional value from our software, such as Splunk App for Enterprise Security, Splunk App for VMware and Splunk App for PCI.

·                  Grow our user communities and partner ecosystem to increase awareness of our brand, target new use cases, drive operational leverage and deliver more targeted, higher value solutions.

·                  Become the developer platform for machine data.

We believe the factors that will influence our ability to achieve our goals include, among other things, our ability to rapidly innovate and deliver compelling technology and additional functionality; create new delivery platforms; drive acquisition of new customers across geographies and industries; cultivate incremental sales from our existing customers by driving increased use of our software within organizations; provide additional solutions that leverage our core machine data engine to help organizations understand and unlock the value of their machine data in specific end markets and use cases; add additional OEM and strategic relationships to enable new sales channels for our software as well as extend our integration with third party products; and help software developers leverage the functionality of our machine data engine through software development kits (SDKs) and application programming interfaces (APIs).

We have recently expanded our product portfolio and as a result have gone from a single product company to a multi-product company. We announced the general availability of Splunk Cloud, a new service that delivers Splunk Enterprise in the cloud, and the general availability of Hunk: Splunk Analytics for Hadoop, a new software product that enables exploration, analysis and visualization of data in Hadoop.

Our customers and end-users represent the public sector and a wide variety of industries, including financial services, manufacturing, retail and technology, among others. As of October 31, 2013, we had more than 6,400 Splunk Enterprise customers.  For fiscal 2011, 2012 and 2013, our revenues were $66.2 million, $121.0 million and $198.9 million, respectively, representing year-over-year growth of 64% for fiscal 2013 and 83% for fiscal 2012, and our net loss was $3.8 million, $11.0 million and $36.7 million, respectively. For the first nine months of fiscal 2012 and fiscal 2013, our revenues were $133.7 million and $202.7 million, respectively, representing year-over-year growth of 52%, and our net loss was $30.5 million and $46.4 million, respectively.

Corporate Information

Our principal executive offices are located at 250 Brannan Street, San Francisco, California 94107, and our telephone number is (415) 848-8400. Our website is www.splunk.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. We were incorporated in California in October 2003 and were reincorporated in Delaware in May 2006.

THE OFFERING

Common stock offered by us	6,000,000 shares

Common stock to be outstanding after this offering	112,792,588 shares

Over-allotment option to purchase additional shares of common stock from us	900,000 shares

Use of proceeds

We intend to use the net proceeds to us from this offering for working capital and other general corporate purposes. However, we do not currently have any specific uses of the net proceeds planned. We anticipate that we will use a portion of the proceeds for acquisitions of businesses, technologies, or other assets. However, we do not have agreements or commitments relating to any specific acquisitions at this time. See “Use of Proceeds.”

Risk factors	See “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

The NASDAQ Global Select Market symbol	“SPLK”

The number of shares of common stock to be outstanding after this offering is based on 106,792,588 shares of our common stock outstanding as of October 31, 2013, and excludes:

·                  13,190,975 shares of our common stock issuable upon exercise of options outstanding as of October 31, 2013, having a weighted-average exercise price of $4.50 per share;

·                  4,316,108 shares of our common stock subject to restricted stock units (“RSUs”) outstanding as of October 31, 2013;

·                  5,846,035 shares of our common stock subject to options and RSUs granted between November 1, 2013 and January 17, 2014;

·                  11,740,766 shares of our common stock reserved for issuance under our 2012 Equity Incentive Plan as of October 31, 2013; and

·                  3,266,859 shares of our common stock reserved for issuance under our 2012 Employee Stock Purchase Plan as of October 31, 2013.

Unless otherwise noted, all information in this prospectus assumes no exercise of the underwriters’ option to purchase additional shares of common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth our consolidated statements of operations data for the years January 31, 2011, 2012 and 2013, and the nine months ended October 31, 2012 and 2013, as well as the consolidated balance sheet data as of October 31, 2013.  The summary consolidated financial data for the years ended January 31, 2011, 2012 and 2013 was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2013, which is incorporated into this prospectus by reference.  The unaudited summary consolidated financial data as of October 31, 2013 and for the nine months ended October 31, 2012 and 2013 was derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2013, which is incorporated into this prospectus by reference.  The summary consolidated financial data for the nine months ended October 31, 2012 and 2013 and as of October 31, 2013, include all adjustments, consisting only of normal recurring adjustments, that in the opinion of management are necessary for a fair presentation.  Results as of and for the nine months ended October 31, 2013 are not necessarily indicative of results expected for the current fiscal year or any future period.  You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended January 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended October 31, 2013, which are each incorporated into this prospectus by reference.

	Nine Months Ended October 31,		Year Ended January 31,
	2013	2012	2013	2012	2011
	(In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenues
License	$130,230	$89,146	$135,922	$88,308	$49,926
Maintenance and services	72,483	44,573	63,022	32,652	16,319
Total Revenues	202,713	133,719	198,944	120,960	66,245
Cost of revenues(1)
License	229	283	727	890	228
Maintenance and services	24,398	14,506	20,697	10,715	6,428
Total cost of revenues	24,627	14,789	21,424	11,605	6,656
Gross profit	178,086	118,930	177,520	109,355	59,589
Operating expenses(1)
Research and development	49,635	28,568	41,853	23,561	14,025
Sales and marketing	138,999	84,753	125,098	74,782	39,909
General and administrative	35,275	21,718	32,602	19,698	8,949
Total operating expenses	223,909	135,039	199,553	118,041	62,883
Operating loss	(45,823)	(16,109)	(22,033)	(8,686)	(3,294)
Interest and other income (expense), net
Interest income (expense), net	174	115	152	(94)	(21)
Other income (expense), net	(459)	—	—	—	—
Change in fair value of preferred stock warrants	—	(14,087)	(14,087)	(2,034)	(366)
Total interest and other income (expense), net	(285)	(13,972)	(13,935)	(2,128)	(387)
Loss before income taxes	(46,108)	(30,081)	(35,968)	(10,814)	(3,681)
Income tax provision	269	438	713	178	125
Net loss	$(46,377)	$(30,519)	$(36,681)	$(10,992)	$(3,806)
Basic and diluted net loss per share	$(0.45)	$(0.41)	$(0.46)	$(0.53)	$(0.21)
Weighted-average shares used in computing basic and diluted net loss per share	104,063	73,951	80,246	20,646	17,738

(1)         Amounts include stock-based compensation expense, as follows:

	Nine Months Ended October 31,		Year Ended January 31,
	2013	2012	2013	2012	2011
	(In thousands)

Costs of revenues	$2,735	$697	$1,217	$134	$59
Research and development	10,995	3,722	6,170	841	347
Sales and marketing	15,425	4,456	8,093	1,488	495
General and administrative	6,969	2,348	4,000	1,297	684

	As of October 31, 2013
	Actual	As Adjusted(1)
	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$351,895	$812,666
Working capital	261,393	722,164
Total assets	439,826	900,597
Deferred revenue, current and long-term	141,145	141,145
Total stockholders’ equity	250,082	710,853

(1)         The as adjusted balance sheet data gives effect to our receipt of net proceeds from the sale by us in this offering of 6,000,000 shares of common stock at an assumed price of $79.67 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Our operations and financial results are subject to various risks and uncertainties including those described below.  The risks and uncertainties described below are not the only ones we face.  Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us.  If any of the following risks or others not specified below materialize, our business, financial condition and results of operations could be materially adversely affected.  In that case, the trading price of our common stock could decline.

Risks Related to Our Business and Industry

The market for our software licenses is new and unproven and may not grow.

We believe our future success will depend in large part on the growth, if any, in the market for software that provides operational intelligence, particularly software designed to collect and index machine data.  We market our software as a targeted solution for specific use cases and as an enterprise solution for machine data.  In order to grow our business, we intend to expand the functionality of our products to increase their acceptance and use by the broader market.  It is difficult to predict customer adoption and renewal rates, customer demand for our software licenses, the size and growth rate of this market, the entry of competitive products or the success of existing competitive products.  Any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with such software licenses.  If the market for our software licenses does not achieve widespread adoption or there is a reduction in demand for software in our market caused by a lack of customer acceptance, technological challenges, lack of accessible machine data, competing technologies and products, decreases in corporate or information technology spending, weakening economic conditions, or otherwise, it could result in reduced customer orders, early terminations, reduced renewal rates or decreased revenues, any of which would adversely affect our business operations and financial results.  We believe that these are inherent risks and difficulties in this new and unproven market.

We have a short operating history, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a short operating history, which limits our ability to forecast our future operating results and subjects us to a number of uncertainties, including our ability to plan for and model future growth.  We have encountered and will continue to encounter risks and uncertainties frequently experienced by growing companies in developing industries.  If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.  Moreover, although we have experienced rapid growth historically, we may not continue to grow as rapidly in the future.  Any success that we may experience in the future will depend in large part on our ability to, among other things:

·                  maintain and expand our customer base and the ways in which our customers use our software;

·                  increase revenues from existing customers through increased or broader use of our software within their organizations;

·                  improve the performance and capabilities of our software through research and development;

·                  continue to develop and expand adoption of cloud-based services, including Splunk Storm and Splunk Cloud;

·                  successfully introduce, develop and expand adoption of our new products, such as Hunk: Splunk Analytics for Hadoop (“Hunk”);

·                  successfully expand our business domestically and internationally;

·                  successfully compete with other companies, open source initiatives and custom development efforts that are currently in, or may in the future enter, the markets for our software;

·                  successfully provide our customers a compelling business case to purchase our software in a time frame that matches our and our customers’ sales and purchase cycles;

·                  continue to invest in our application development platform to foster an ecosystem of developers and users to expand the use cases of our software;

·                  generate leads and convert users of the trial version of our software to paying customers;

·                  prevent users from circumventing the terms of their software licenses;

·                  maintain and enhance our website infrastructure to minimize interruptions or slower than expected download times when accessing our software from our website;

·                  process, store and use our customers’ data in compliance with applicable governmental regulations and other legal obligations related to data privacy and security; and

·                  hire, integrate and retain world class professional and technical talent.

If we fail to address the risks and difficulties we face, including those described elsewhere in this “Risk Factors” section, our business will be adversely affected and our business operations and financial results will suffer.

Our future operating results may fluctuate significantly, and our recent operating results may not be a good indication of our future performance.

Our revenues and operating results could vary significantly from period to period as a result of various factors, many of which are outside of our control.  For example, we primarily enter into perpetual license agreements, whereby we generally recognize the license fee portion of the arrangement upfront, assuming all revenue recognition criteria are satisfied.  Our customers also have the choice of entering into term licenses for our software, whereby the license fee is recognized ratably over the license term.  At the beginning of each quarter, we do not know the ratio between perpetual licenses and term licenses that we will enter into during the quarter.  As a result, our operating results could be significantly impacted by unexpected shifts in the ratio between perpetual licenses and term licenses.  In addition, the size of our licenses varies greatly, and a single, large perpetual license in a given period could distort our operating results.  The timing and size of large transactions are often hard to predict in any particular period.  Comparing our revenues and operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance.

We may not be able to accurately predict our future revenues or results of operations.  In particular, since the beginning of fiscal 2011, more than half of the revenues we recognize each quarter has been attributable to sales made in that same quarter with the balance of the revenues being attributable to sales made in prior quarters in which the related revenues were not recognized upfront.  As a result, our ability to forecast revenues on a quarterly or longer term basis is extremely limited.  We base our current and future expense levels on our operating plans and sales forecasts, while our operating costs are expected to be relatively fixed in the short-term.  As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect our financial results for that quarter.

In addition to other risk factors described elsewhere in this “Risk Factors” section, factors that may cause our financial results to fluctuate from quarter to quarter include:

·                  the timing of our sales during the quarter, particularly because a large portion of our sales occur toward the end of the quarter, or the loss or delay of a few large contracts;

·                  the mix of revenues attributable to larger transactions as opposed to smaller transactions and the impact that a change in mix may have on the overall average selling price of our software;

·                  the mix of revenues attributable to perpetual and term licenses, maintenance and professional services and training, which may impact our gross margins and operating income;

·                  the renewal and usage rates of our customers;

·                  changes in the competitive dynamics of our market;

·                  changes in customers’ budgets and in the timing of their purchasing decisions;

·                  customers delaying purchasing decisions in anticipation of new software or software enhancements by us or our competitors;

·                  customer acceptance of and willingness to pay for new versions of our software or new solutions for specific product and end markets;

·                  our ability to successfully introduce and monetize new products and licensing and service models for our new products, such as Hunk and Splunk Cloud;

·                  our ability to control costs, including our operating expenses;

·                  the timing of satisfying revenue recognition criteria;

·                  our ability to qualify and compete for government contracts;

·                  the collectability of receivables from customers and resellers, which may be hindered or delayed if these customers or resellers experience financial distress; and

·                  general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate.

Many of these factors are outside our control, and the variability and unpredictability of such factors could result in our failing to meet or exceed our financial expectations for a given period.  We believe that quarter-to-quarter comparisons of our revenues, operating results and cash flows may not necessarily be indicative of our future performance.

If we fail to effectively manage our growth, our business and operating results could be adversely affected.

Although our business has experienced significant growth, we cannot provide any assurance that our business will continue to grow at the same rate or at all.  We have experienced and may continue to experience rapid growth in our headcount and operations, which has placed and will continue to place significant demands on our management and our operational and financial infrastructure.  As of October 31, 2013, approximately 40% of our employees had been with us for less than one year.  As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the effectiveness of our business execution and the beneficial aspects of our corporate culture.  In particular, we intend to continue to make directed and substantial investments to expand our research and development, sales and marketing, and general and administrative organizations, as well as our international operations.

To effectively manage growth, we must continue to improve our operational, financial and management controls, and our reporting systems and procedures by, among other things:

·                  improving our key business applications, processes and IT infrastructure to support our business needs;

·                  enhancing information and communication systems to ensure that our employees and offices around the world are well-coordinated and can effectively communicate with each other and our growing base of customers;

·                  enhancing our internal controls to ensure timely and accurate reporting of all of our operations and financial results; and

·                  appropriately documenting our IT systems and our business processes.

These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources.  If we fail to implement these improvements effectively, our ability to manage our expected growth, ensure uninterrupted operation of key business systems and comply with the rules and regulations that are applicable to public reporting companies will be impaired.  Additionally, if we do not effectively manage the growth of our business and operations, the quality of our software could suffer, which could negatively affect our brand, financial results and overall business.

We have a history of losses, and we may not be profitable in the future.

We have incurred net losses in each year since our inception, including net losses of $16.6 million and $46.4 million in the three and nine months ended October 31, 2013, respectively.  As a result, we had an accumulated deficit of $137.1 million at October 31, 2013.  Because the market for our software is rapidly evolving and has not yet reached widespread adoption, it is difficult for us to predict our future operating results.  We expect our operating expenses to increase over the next several years as we hire additional personnel, particularly in sales and marketing, expand and improve the effectiveness of our distribution channels, and continue to develop features and applications, or apps, for our software.  In addition, as we grow as a relatively new public company, we have and will continue to incur additional significant legal, accounting and other expenses that we did not incur as a private company, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for fiscal 2014, as we will no longer be deemed an emerging growth company as of February 1, 2014.  If our revenues do not increase to offset these increases in our operating expenses, we may not be profitable in future periods.  Our historical revenue growth has been inconsistent and should not be considered indicative of our future performance.  Further, in future periods, our revenue growth could slow or our revenues could decline for a number of reasons, including slowing demand for our software products, increasing competition, a decrease in the growth of our overall market, or our failure, for any reason, to continue to capitalize on growth opportunities.  Any failure by us to achieve, sustain or increase profitability on a consistent basis could cause the value of our common stock to decline.

Because we derive substantially all of our revenues and cash flows from sales of licenses of one software product, failure of this product to satisfy customer demands or to achieve increased market acceptance would adversely affect our business, results of operations, financial condition and growth prospects.

Although we have recently introduced several new product offerings, we derive and expect to continue to derive for some period of time substantially all of our revenues and cash flows from sales of licenses of our Splunk Enterprise product.  As such, the market acceptance of our software is critical to our continued success.  Demand for licenses to our software is affected by a number of factors beyond our control, including continued market acceptance of our software by referenceable accounts for existing and new use cases, the timing of development and release of new products by our competitors, technological change, and growth or contraction in our market.  In addition, users of software that provides operational intelligence may seek a cloud-based service, and until August 2012, we did not offer a cloud-based service on a commercial basis.  Our cloud-based services currently represent a de minimis percentage of our overall revenues.  We expect the proliferation of machine data to lead to an increase in the data analysis demands of our customers, and our software may not be able to scale and perform to meet those demands.  If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our software, our business operations, financial results and growth prospects will be materially and adversely affected.

We face intense competition in our markets, and we may be unable to compete effectively for sales opportunities.

Although our products target the new and emerging market for software that provides operational intelligence, we compete against a variety of large software vendors and smaller specialized companies, open source initiatives and custom development efforts, which provide solutions in the specific markets we address.  Our principal competitors include:

·                  IT departments of potential customers which have undertaken custom software development efforts to analyze and manage their machine data;

·                  security, systems management and other IT vendors, including BMC Software, CA, Compuware, HP, IBM, Intel, Microsoft, Quest Software, TIBCO and VMware;

·                  web analytics vendors, including Adobe Systems, Google, IBM and Webtrends;

·                  business intelligence vendors, including EMC, IBM, Oracle and SAP;

·                  companies targeting the big data market by commercializing open source software, such as the various Hadoop distributions and NoSQL data stores; and

·                  small specialized vendors, which provide complementary solutions in enterprise data analytics, data warehousing and big data technologies that may compete with our software.

The principal competitive factors in our markets include product features, performance and support, product scalability and flexibility, ease of deployment and use, total cost of ownership and time to value.  Some of our actual and potential competitors have advantages over us, such as longer operating histories, significantly greater financial, technical, marketing or other resources, stronger brand and business user recognition, larger intellectual property portfolios and broader global distribution and presence.  Further, competitors may be able to offer products or functionality similar to ours at a more attractive price than we can by integrating or bundling their software products with their other product offerings.  In addition, our industry is evolving rapidly and is becoming increasingly competitive.  Larger and more established companies may focus on operational intelligence and could directly compete with us.  For example, companies may commercialize open source software, such as Hadoop, in a manner that competes with our products or causes potential customers to believe that such product and our software perform the same function.  If companies move a greater proportion of their data and computational needs to the cloud, new competitors may emerge which offer services comparable to ours or that are better suited for cloud-based data, and the demand for our products may decrease.  Smaller companies could also launch new products and services that we do not offer and that could gain market acceptance quickly.

In recent years, there have been significant acquisitions and consolidation by and among our actual and potential competitors.  We anticipate this trend of consolidation will continue, which will present heightened competitive challenges to our business.  In particular, consolidation in our industry increases the likelihood of our competitors offering bundled or integrated products, and we believe that it may increase the competitive pressures we face with respect to our software.  If we are unable to differentiate our products from the integrated or bundled products of our competitors, such as by offering enhanced functionality, performance or value, we may see decreased demand for those solutions, which would adversely affect our business operations, financial results and growth prospects.  Further, it is possible that continued industry consolidation may impact customers’ perceptions of the viability of smaller or even medium-sized software firms and consequently their willingness to use software solutions from such firms.  Similarly, if customers seek to concentrate their software license purchases in the product portfolios of a few large providers, we may be at a competitive disadvantage regardless of the performance and features of our software.  We believe that in order to remain competitive at the large enterprise level, we will need to develop and expand relationships with resellers and large system integrators that provide a broad range of products and services.  If we are unable to compete effectively, our business operations and financial results could be materially and adversely affected.

If customers do not expand their use of our software beyond the current predominant use cases, our ability to grow our business and operating results may be adversely affected.

Most of our customers currently use our software to support application management, IT operations, security and compliance functions.  Our ability to grow our business depends in part on our ability to persuade current and future customers to expand their use of our software to additional use cases, such as facilities management, supply chain management, business analytics and customer usage analytics.  If we fail to achieve market acceptance of our software for these applications, or if a competitor establishes a more widely adopted solution for these applications, our ability to grow our business and financial results will be adversely affected.  In addition, as the amount of data indexed by our software for a given customer grows, that customer must agree to higher license fees for our software or limit the amount of data indexed in order to stay within the limits of its existing license.  If their fees grow significantly, customers may react adversely to this pricing model, particularly if they perceive that the value of our software has become eclipsed by such fees or otherwise.  If customers react adversely to our pricing models, our ability to grow our business and operating results could be adversely affected.

If we do not effectively expand and train our sales force, we may be unable to add new customers or increase sales to our existing customers and our business will be adversely affected.

We continue to be substantially dependent on our sales force to obtain new customers and to drive additional use cases among our existing customers.  We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require.  Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth.  New hires require significant training and may take significant time before they achieve full productivity.  Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business.  In addition, as we continue to grow rapidly, a large percentage of our sales force is new to the company and our products.  Our growth creates additional challenges and risks with respect to attracting, integrating and retaining qualified employees, particularly sales personnel.  If we are unable to hire and train sufficient numbers of effective sales personnel, or the sales personnel are not successful in obtaining new customers or increasing sales to our existing customer base, our business will be adversely affected.

Our sales cycle is long and unpredictable, particularly with respect to large customers, and our sales efforts require considerable time and expense.

Our operating results may fluctuate, in part, because of the resource intensive nature of our sales efforts, the length and variability of the sales cycle of our software licensing offerings and the short-term difficulty in adjusting our operating expenses.  Our operating results depend in part on sales to large customers and conversions of users that have downloaded the trial version of our software into paying customers.  The length of our sales cycle, from initial evaluation to delivery of and payment for the software license, varies substantially from customer to customer.  In addition, the introduction of our cloud-based service Splunk Cloud has generated interest from our customers who are also considering purchasing and deploying Splunk Enterprise, our on-premise solution.  In some cases, our customers wish to consider a combination of these products, potentially further slowing our sales cycle.  Our sales cycle can extend to more than a year for certain customers, particularly large customers.  It is difficult to predict exactly when, or even if, we will make a sale with a potential customer or if a user that has downloaded the trial version of our software will upgrade to the paid version of our software license.  As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all.  The loss or delay of one or more large transactions in a quarter could impact our operating results for that quarter and any future quarters for which revenue from that transaction is delayed.  As a result of these factors, it is difficult for us to forecast our revenues accurately in any quarter.  Because a substantial portion of our expenses are relatively fixed in the short-term, our operating results will suffer if revenues fall below our expectations in a particular quarter, which could cause the price of our common stock to decline.

Our business and growth depend substantially on customers renewing their maintenance agreements with us.  Any decline in our customer renewals could adversely affect our future operating results.

While most of our software is sold under perpetual license agreements, all of our maintenance and support agreements are sold on a term basis.  In addition, we also enter into term license agreements for our software.  In order for us to improve our operating results, it is important that our existing customers renew their term licenses, if applicable, and maintenance and support agreements when the initial contract term expires.  Our customers have no obligation to renew their term licenses or maintenance and support contracts with us after the initial terms have expired.  Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our software, our pricing, the effects of economic conditions, competitive offerings or alterations or reductions in our customers’ spending levels.  If our customers do not renew their agreements with us or renew on terms less favorable to us, our revenues may decline.

Incorrect or improper implementation or use of our software could result in customer dissatisfaction and negatively affect our business, operations, financial results and growth prospects.

Our software is deployed in a wide variety of technology environments.  Increasingly, our software has been deployed in large scale, complex technology environments, and we believe our future success will depend on our ability to increase sales of our software licenses for use in such deployments.  We often must assist our customers in achieving successful implementations for large, complex deployments.  If we or our customers are unable to implement our software successfully, or are unable to do so in a timely manner, customer perceptions of our company may be impaired, our reputation and brand may suffer, and customers may choose not to increase their use of our software.  In addition, our software imposes server load and index storage requirements for implementation.  If our customers do not have the server load capacity or the storage capacity required, they may not be able to effectively implement and use our software and, therefore, may not choose to increase their use of our software.

Our customers and third-party partners may need training in the proper use of and the variety of benefits that can be derived from our software to maximize its potential.  If our software is not implemented or used correctly or as intended, inadequate performance may result.  Because our customers rely on our software and maintenance support to manage a wide range of operations, the incorrect or improper implementation or use of our software, our failure to train customers on how to efficiently and effectively use our software, or our failure to provide maintenance services to our customers, may result in negative publicity or legal claims against us.  Also, as we continue to expand our customer base, any failure by us to properly provide these services will likely result in lost opportunities for follow-on sales of our software and services.

Our international sales and operations subject us to additional risks that can adversely affect our business operations and financial results.

During the three and nine months ended October 31, 2013, we derived approximately 21% of our revenues from customers outside the United States, and we are continuing to expand our international operations as part of our growth strategy.  We currently have sales personnel and sales and support operations in the United States and certain countries across Europe and Asia.  However, our sales organization outside the United States is substantially smaller than our sales organization in the United States, and we rely heavily on resellers for non-U.S. sales.  Our ability to convince customers to expand their use of our software or renew their maintenance agreements with us is directly correlated to our direct engagement with the customer.  To the extent we are unable to engage with non-U.S. customers effectively with our limited sales force capacity or our indirect sales model, we may be unable to grow sales to existing customers to the same degree we have experienced in the United States.

Our international operations subject us to a variety of risks and challenges, including:

·                  increased management, travel, infrastructure and legal compliance costs associated with having multiple international operations;

·                  reliance on channel partners;

·                  longer payment cycles and difficulties in collecting accounts receivable or satisfying revenue recognition criteria, especially in emerging markets;

·                  increased financial accounting and reporting burdens and complexities;

·                  general economic conditions in each country or region;

·                  economic uncertainty around the world;

·                  compliance with foreign laws and regulations and the risks and costs of non-compliance with such laws and regulations;

·                  compliance with United States laws and regulations for foreign operations, including the Foreign Corrupt Practices Act, the U.K. Bribery Act, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell our software in certain foreign markets, and the risks and costs of non-compliance;

·                  heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of financial statements and irregularities in financial statements;

·                  fluctuations in currency exchange rates and the related effect on our operating results;

·                  difficulties in repatriating or transferring funds from or converting currencies in certain countries;

·                  the need for localized software and licensing programs;

·                  reduced protection for intellectual property rights in some countries and practical difficulties of enforcing intellectual property and contract rights abroad; and

·                  compliance with the laws of numerous foreign taxing jurisdictions and overlapping of different tax regimes.

Any of these risks could adversely affect our international operations, reduce our international revenues or increase our operating costs, adversely affecting our business operations, financial results and growth prospects.

In addition, compliance with laws and regulations applicable to our international operations increases our cost of doing business in foreign jurisdictions.  We may be unable to keep current with changes in foreign government requirements and laws as they change from time to time.  Failure to comply with these regulations could have adverse effects on our business.  In many foreign countries it is common for others to engage in business practices that are prohibited by our internal policies and procedures or U.S.  regulations applicable to us.  Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, channel partners and agents will comply with these laws and policies.  Violations of laws or key control policies by our employees, contractors, channel partners or agents could result in delays in revenue recognition, financial reporting misstatements, fines, penalties, or the prohibition of the importation or exportation of our software and services and could have a material adverse effect on our business operations and financial results.

We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

Our products are subject to United States export controls, and we incorporate encryption technology into certain of our products.  These encryption products and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception or other appropriate government authorizations, including the filing of an encryption registration.  We shipped our encryption products prior to obtaining the required export authorizations.  Accordingly, we have not fully complied with applicable encryption controls in the Export Administration Regulations.  We have taken a number of actions to prevent such violations from recurring and continue to review and make enhancements to our export compliance procedures that are designed to further strengthen compliance with the laws.

Furthermore, our products are subject to United States export controls that prohibit the shipment of certain products and services without the required export authorizations or export to countries, governments, and persons targeted by United States sanctions.  While we have taken precautions to prevent our products and services from being exported in violation of these laws, in certain instances we shipped our encryption products prior to obtaining the required export authorizations and certain of our products that are available at no cost have been downloaded by persons in countries that are the subject of United States embargoes.  These exports were likely made in violation of United States export control and sanction laws.  As a result, in March 2012, we filed Final Voluntary Self Disclosures with the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), and the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), concerning these potential violations.  On July 3, 2012, OFAC notified us that it had completed its review of these matters and closed its review with the issuance of a Cautionary Letter, and on November 15, 2012, BIS notified us that it had completed its review of these matters and closed its review with the issuance of a Warning Letter.  No monetary penalties were assessed against the Company by either OFAC or BIS.

Based upon our internal review, we believe that we have not had any paying customers in countries sanctioned by the United States Government, and have instituted procedures, including IP blocking, that are intended to prevent any downloads from being made into sanctioned countries in the future.  In addition, we had not been screening our customers against the United States Government lists of prohibited persons, including the Treasury Department’s List of Specially Designated Nationals and the Commerce Department’s List of Denied Persons.  Based upon our internal review, we believe that we do not have any paying or non-paying customers on any United States Government lists of prohibited persons.  We have instituted a process for screening all paying and non-paying customers against United States Government lists of prohibited persons going forward.

In the future, if we are found to be in violation of United States sanctions or export control laws, it could result in fines or penalties for us and for individuals, including civil penalties of up to $250,000 or twice the value of the transaction, whichever is greater, per violation, and in the event of conviction for a criminal violation, fines of up to $1 million and possible incarceration for responsible employees and managers for willful and knowing violations.

We also note that if our channel partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected, through reputational harm as well as other negative consequences including government investigations and penalties.  We presently incorporate export control compliance requirements in our channel partner agreements.  Complying with export control and sanctions regulations for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

In addition, various countries regulate the import of certain encryption technology, including import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries.  Changes in our products or future changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products globally or, in some cases, prevent the export or import of our products to certain countries, governments, or persons altogether.  Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations.  Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business operations and financial results.

If we are unable to maintain successful relationships with our channel partners, our business operations, financial results and growth prospects could be adversely affected.

In addition to our direct sales force, we use strategic indirect channel partners, such as distribution partners and resellers, to license and support our software.  We derive a substantial portion of our revenues from sales of our software through our channel network, particularly in the Europe, Middle East and Africa, or EMEA, and Asia Pacific, or APAC, regions and for sales to government agencies.  We expect that sales through channel partners will continue to grow as a portion of our revenues for the foreseeable future.

Our agreements with our channel partners are generally non-exclusive, meaning our channel partners may offer customers the products of several different companies, including products that compete with ours.  If our channel partners do not effectively market and sell our software, choose to use greater efforts to market and sell their own products or those of our competitors, or fail to meet the needs of our customers, our ability to grow our business and sell our software may be adversely affected.  Our channel partners may cease marketing our software with limited or no notice and with little or no penalty.  The loss of a substantial number of our channel partners, our possible inability to replace them, or the failure to recruit additional channel partners could materially and adversely affect our results of operations.  In addition, sales by channel partners are more likely than direct sales to involve collectability concerns, in particular sales by our channel partners in developing markets, and accordingly, variations in the mix between revenues attributable to sales by channel partners and revenues attributable to direct sales may result in fluctuations in our operating results.

Our ability to achieve revenue growth in the future will depend in part on our success in maintaining successful relationships with our channel partners, and to help our channel partners enhance their ability to independently sell and deploy our software.  If we are unable to maintain our relationships with these channel partners, or otherwise develop and expand our indirect distribution channel, our business, results of operations, financial condition or cash flows could be adversely affected.

We employ unique pricing models, which subject us to various pricing and licensing challenges that could make it difficult for us to derive value from our customers.

We employ unique pricing models for our products.  For example, we generally charge our customers for their use of our Splunk Enterprise software based on their estimated peak daily indexing capacity.  In addition, our Splunk Cloud service is generally priced based on peak daily indexing capacity and other measures, and our Hunk software is priced based on the number of Hadoop data nodes.  Our pricing methods may ultimately result in a higher total cost to users generally as data volumes increase over time, making it more difficult for us to compete in our markets.  As the amount of machine data within our customers’ organizations grows, we may face downward pressure from our customers regarding our pricing, which could adversely affect our revenues and operating margins.  In addition, our unique pricing models may allow competitors with different pricing models to attract customers unfamiliar or uncomfortable with our pricing models, which would cause us to lose business or modify our pricing models, both of which could adversely affect our revenues and operating margins.  Furthermore, while our software can measure and limit customer usage, such limitations may be improperly circumvented or otherwise bypassed by certain users.  Similarly, we provide our customers with an encrypted key for enabling their use of our software.  There is no guaranty that users of our software will abide by the terms of these encrypted keys, and if they do not, we may not be able to capture the full value for the use of our software.  Our enterprise license is generally meant for our customers’ internal use only.  If our internal use customers improperly make our software available to their customers, for example, through a cloud or managed service offering, it may displace our end user sales or commoditize our software in the market.  Additionally, if an internal use customer that has received a volume discount from us offers our software to its end customers, we may experience price erosion and be unable to capture the appropriate value from those end customers.

Our license agreements generally provide that we can audit our customers’ use of our software to ensure compliance with the terms of our license agreement.  However, a customer may resist or refuse to allow us to audit their usage, in which case we may have to pursue legal recourse to enforce our rights under the license agreement, which would require us to spend money, distract management and potentially adversely affect our relationship with our customers and users.

Interruptions or performance problems associated with our technology and infrastructure, and our reliance on Software-as-a-Service, or SaaS, technologies from third parties, may adversely affect our business operations and financial results.

Our continued growth depends in part on the ability of our existing and potential customers to access our website and download our software or encrypted access keys for our software within an acceptable amount of time.  We have experienced, and may in the future experience, website and service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website and services simultaneously and denial of service or fraud or security attacks.  In some instances, we may not be able to identify the cause or causes of these website and service performance problems within an acceptable period of time.  It may become increasingly difficult to maintain and improve our website and service performance, especially during peak usage times and as our software becomes more complex and our user traffic increases.  If our website or services are unavailable or if our users are unable to download our software or encrypted access keys within a reasonable amount of time or at all, our business would be negatively affected.  We expect to continue to make significant investments to maintain and improve website and service performance and to enable rapid releases of new features and apps for our software.  To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be adversely affected.

In addition, we rely heavily on hosted SaaS technologies from third parties in order to operate critical functions of our business, including enterprise resource planning services from NetSuite and customer relationship management services from salesforce.com.  Further, our cloud-based services, such as Splunk Storm and Splunk Cloud, are hosted exclusively by third parties including Amazon Web Services.  If any of these services fail or become unavailable due to extended outages, interruptions or because they are no longer available on commercially reasonable terms or prices, our revenue could be reduced, our reputation could be damaged, expenses could increase, our ability to manage our finances could be interrupted and our processes for managing sales of our software and supporting our customers could be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could adversely affect our business.

Our systems and third-party systems upon which we rely are also vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks and similar events.  Our United States corporate offices and certain of the facilities we lease to house our computer and telecommunications equipment are located in the San Francisco Bay Area, a region known for seismic activity.  Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our and third parties’ hosting facilities could result in interruptions, performance problems or failure of our infrastructure.

One of our marketing strategies is to offer trial versions of our software, and we may not be able to realize the benefits of this strategy.

We offer trial version licenses of our software to users free of charge as part of our overall strategy of developing the market for software that provides operational intelligence and promoting additional penetration of our software in the markets in which we compete.  Some users never convert from the trial version license to the paid version license of our software.  Further, we depend on individuals within an organization who download the trial version license of our software being able to convince managers and decision-makers within their organization to convert to a paid version license of our software.  To the extent that these users do not become paying customers, we will not realize the intended benefits of this marketing strategy and our ability to grow our revenues will be adversely affected.

The SaaS version of our Splunk Enterprise product, Splunk Cloud, is a nascent product offering, and a lack of market adoption of this SaaS offering could adversely affect our business.

SaaS is a model of software deployment in which a software provider typically licenses an application to customers for use as a service on demand through web browser technologies.  In August 2012, we released Splunk Storm, our cloud-based service that provides a subset of our Splunk Enterprise product’s capabilities but is tailored for supporting machine data processing in the cloud, and in October 2013, we released Splunk Cloud, our cloud-based service that provides a fully functional version of Splunk Enterprise.  In recent years, companies have begun to expect that key software, such as customer relationship management and enterprise resource planning systems, be provided through a SaaS model.  In order to provide Splunk Cloud via a SaaS deployment, we have made and will continue to make capital investments to implement this alternative business model, which could negatively affect our gross margins.  Even with these investments, the SaaS business model for Splunk Cloud may not be successful.  Moreover, sales of Splunk Cloud could displace sales of our Splunk Enterprise software licenses.  In addition, the change to a SaaS model results in changes in the manner in which we recognize revenues.  Changes in revenue recognition would affect our operating results and could have an adverse effect on our business operations and financial results.

Our business depends, in part, on sales to the public sector, and significant changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.

We derive a portion of our revenues from contracts with federal, state, local and foreign governments, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts.  Factors that could impede our ability to maintain or increase the amount of revenues derived from government contracts, include:

·                  changes in fiscal or contracting policies;

·                  decreases in available government funding;

·                  changes in government programs or applicable requirements;

·                  the adoption of new laws or regulations or changes to existing laws or regulations;

·                  potential delays or changes in the government appropriations or other funding authorization processes; and

·                  delays in the payment of our invoices by government payment offices.

The occurrence of any of the foregoing could cause governments and governmental agencies to delay or refrain from purchasing licenses of our software in the future or otherwise have an adverse effect on our business operations and financial results.

Failure to comply with laws or regulations applicable to our business could cause us to lose customers in the public sector or negatively impact our ability to contract with the public sector.

We must comply with laws and regulations relating to the formation, administration and performance of contracts with the public sector, including United States federal, state and local governmental bodies, which affect how our channel partners and we do business in connection with governmental agencies.  These laws and regulations may impose added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, penalties, termination of contracts, loss of exclusive rights in our intellectual property, and temporary suspension or permanent debarment from government contracting.  Any such damages, penalties, disruptions or limitations in our ability to do business with the public sector could have a material adverse effect on our business operations and financial results.

Real or perceived errors, failures or bugs in our software could adversely affect our financial results and growth prospects.

Because our software is complex, undetected errors, failures or bugs may occur, especially when new products, versions or updates are released.  Our software is often installed and used in large-scale computing environments with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures of our software or other aspects of the computing environment into which it is deployed.  In addition, deployment of our software into complicated, large-scale computing environments may expose undetected errors, failures or bugs in our software.  Despite testing by us, errors, failures or bugs may not be found in our software until it is released to our customers.  In the past, we have discovered software errors, failures and bugs in some of our offerings after their introduction.  Real or perceived errors, failures or bugs in our software could result in negative publicity, loss of or delay in market acceptance of our software, loss of competitive position or claims by customers for losses sustained by them.  In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem.

In addition, if an actual or perceived failure of our software occurs in a customer’s deployment, regardless of whether the failure is attributable to our software, the market perception of the effectiveness of our software could be adversely affected.  Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions, delays or cessation of our licensing, which could cause us to lose existing or potential customers and could adversely affect our financial results and growth prospects.

If our new software and software enhancements do not achieve sufficient market acceptance, our financial results and competitive position will suffer.

We spend substantial amounts of time and money to research and develop new product offerings and enhanced versions of our existing software to incorporate additional features, improve functionality or other enhancements in order to meet our customers’ rapidly evolving demands.  In addition, we continue to invest in solutions that can be deployed on top of our core engine to target specific use cases and to cultivate our community of application developers and users.  When we develop a new or enhanced version of an existing product, we typically incur expenses and expend resources upfront to market, promote and sell the new offering.  Therefore, when we develop and introduce new or enhanced products, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market.  For example, if our cloud-based services such as Splunk Storm and Splunk Cloud do not garner widespread market adoption and implementation, our financial results and competitive position could suffer.

Further, we may make changes to our software that our customers do not like, find useful or agree with.  We may also discontinue certain features, begin to charge for certain features that are currently free or increase fees for any of our features or usage of our software.

Our new software or software enhancements and changes to our existing software could fail to attain sufficient market acceptance for many reasons, including:

·                  our failure to predict market demand accurately in terms of software functionality and to supply software that meets this demand in a timely fashion;

·                  defects, errors or failures;

·                  negative publicity about their performance or effectiveness;

·                  delays in releasing to the market our new software or enhancements to our existing software to the market;

·                  introduction or anticipated introduction of competing products by our competitors;

·                  poor business conditions for our end-customers, causing them to delay IT purchases; and

·                  reluctance of customers to purchase software incorporating open source software.

If our new software or enhancements and changes do not achieve adequate acceptance in the market, our competitive position will be impaired, and our revenues will be diminished.  The adverse effect on our financial results may be particularly acute because of the significant research, development, marketing, sales and other expenses we will have incurred in connection with the new software or enhancements.

If we are not able to maintain and enhance our brand, our business and operating results may be adversely affected.

We believe that maintaining and enhancing the “Splunk” brand identity is critical to our relationships with our customers and channel partners and to our ability to attract new customers and channel partners.  The successful promotion of our brand will depend largely upon our marketing efforts, our ability to continue to offer high-quality software and our ability to successfully differentiate our software from that of our competitors.  Our brand promotion activities may not be successful or yield increased revenues.  In addition, independent industry analysts often provide reviews of our products, as well as those of our competitors, and perception of our products in the marketplace may be significantly influenced by these reviews.  If these reviews are negative, or less positive as compared to those of our competitors’ products and services, our brand may be adversely affected.

Moreover, it may be difficult to maintain and enhance our brand in connection with sales through channel or strategic partners.  The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new markets and as more sales are generated through our channel partners.  To the extent that these activities yield increased revenues, these revenues may not offset the increased expenses we incur.  If we do not successfully maintain and enhance our brand, our business may not grow, we may have reduced pricing power relative to competitors with stronger brands, and we could lose customers and channel partners, all of which would adversely affect our business operations and financial results.

Our future performance depends in part on proper use of our community website and support from third-party software developers.

Our software enables third-party software developers to build apps on top of our machine data engine.  We operate a community website for sharing these third-party apps, including add-ons and extensions.  While we expect our community website to support our sales and marketing efforts, it also presents certain risks to our business, including:

·                  third-party developers may not continue developing or supporting the software apps that they share on our community website;

·                  we cannot provide any assurance that these apps meet the same quality standards that we apply to our own development efforts, and, to the extent they contain bugs or defects, they may create disruptions in our customers’ use of our software or negatively affect our brand;

·                  we do not currently provide support for software apps developed by third-party software developers, and users may be left without support and potentially cease using our software if the third-party software developers do not provide support for these apps;

·                  these third-party software developers may not possess the appropriate intellectual property rights to develop and share their apps; and

·                  some of these developers may use the insight they gain using our software and from documentation publicly available on our website to develop competing products.

Many of these risks are not within our control to prevent, and our brand may be damaged if these apps, add-ons and extensions do not perform to our customers’ satisfaction and that dissatisfaction is attributed to us.

If poor advice or misinformation is spread through our community site called Splunk Answers, users of our software may experience unsatisfactory results from using our software, which could adversely affect our reputation and our ability to grow our business.

As part of our community website, we host Splunk Answers for sharing knowledge about how to perform certain functions with our software.  Our users are increasingly turning to our Splunk Answers community site for support in connection with their use of our software.  We do not review or test the information that non-Splunk employees post on our Splunk Answers community site to ensure its accuracy or efficacy in resolving technical issues.  Therefore, we cannot ensure that all the information listed on our Splunk Answers community site is accurate or that it will not adversely affect the performance of our software.  Furthermore, users who post such information on our Splunk Answers community site may not have adequate rights to the information to share it publicly, and we could be the subject of intellectual property claims based on our hosting of such information.  If poor advice or misinformation is spread among users of our Splunk Answers community site, our customers or other users of our software may experience unsatisfactory results from using our software, which could adversely affect our reputation and our ability to grow our business.

Failure to protect our intellectual property rights could adversely affect our business.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States and other jurisdictions outside of the United States so that we can prevent others from using our inventions and proprietary information.  If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be adversely affected.  However, defending our intellectual property rights might entail significant expenses.  Any of our patent rights, copyrights, trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation.  Our issued patents and any patents issued in the future, may not provide us with any competitive advantages, and our patent applications may never be granted.  Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications, or we may not be able to do so at a reasonable cost or in a timely manner.  Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the infringement, validity, enforceability and scope of protection of patent and other intellectual property rights are complex and often uncertain.

Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition.  In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention.  Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries.  We cannot be certain that we were the first to use the inventions claimed in our issued patents or pending patent applications or otherwise used in our software, that we were the first to file patent applications, or that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our software or technology.  Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our software is available.  The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of intellectual property rights may be inadequate.  Additional uncertainty may result from recent and future changes to intellectual property legislation in the United States (including the “America Invents Act”) and other countries and from interpretations of the intellectual property laws of the United States and other countries by applicable courts and agencies.  Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position.  We generally enter into confidentiality agreements with our employees, consultants, vendors and customers, and generally limit access to and distribution of our proprietary information.  Although we endeavor to enter into non-disclosure agreements with our employees, licensees and others who may have access to this information, we cannot assure you that these agreements or other steps we have taken will prevent unauthorized use, disclosure or reverse engineering of our technology.  In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many foreign countries do not enforce these laws as diligently as government agencies and private parties in the United States.  Moreover, third parties may independently develop technologies or products that compete with ours, and we may be unable to prevent this competition.

We might be required to spend significant resources to monitor and protect our intellectual property rights.  We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights.  Litigation also puts our patents at risk of being invalidated or interpreted narrowly.  Additionally, we may provoke third parties to assert counterclaims against us.  We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be adequate to compensate us for the harm suffered.  Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business operations or financial results.

We have been, and may in the future be, subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights.  In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them.  The litigation may involve patent holding companies or other adverse patent owners that have no relevant product revenues and against which our patents may therefore provide little or no deterrence.  From time-to-time, third parties, including certain of these leading companies, have asserted and may assert patent, copyright, trademark or other intellectual property rights against us, our channel partners or our customers.  We have received, and may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims, which is not uncommon with respect to the enterprise software market.  In this regard, we have in the past settled a dispute with respect to the Splunk trademark in the European Union.  There may be third-party intellectual property rights, including issued or pending patents, that cover significant aspects of our technologies or business methods.  We may be exposed to increased risk of being the subject of intellectual property infringement claims as a result of acquisitions, as, among other things, we have a lower level of visibility into the development process with respect to such technology or the care taken to safeguard against infringement risks.  Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources.  These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights.  These claims could also result in our having to stop using technology found to be in violation of a third party’s rights.  We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all.  Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses.  As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense.  If we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of our software and may be unable to compete effectively.  Any of these results would adversely affect our business operations and financial results.

Our use of “open source” software could negatively affect our ability to sell our software and subject us to possible litigation.

We use open source software in our software and expect to continue to use open source software in the future.  We may face claims from others claiming ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of the open source software, derivative works or our proprietary source code that was developed using such software.  These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and operating results.  In addition, if the license terms for the open source code change, we may be forced to re-engineer our software or incur additional costs.  Finally, we cannot assure you that we have not incorporated additional open source software in our software in a manner that is inconsistent with our current policies and procedures.

If our security measures are breached or unauthorized access to customer data is otherwise obtained, our software may be perceived as not being secure, customers may reduce the use of or stop using our software, and we may incur significant liabilities.

Our software involves the storage and transmission of data, and security breaches could result in the loss of this information, litigation, indemnity obligations and other liability.  While we have taken steps to protect the confidential information that we have access to, including confidential information we may obtain through our customer support services or customer usage of our mobile application analytics solution or our other cloud-based services, our security measures could be breached.  In addition, we do not have the ability to monitor or review the content that customers of Splunk Enterprise store, and therefore, we have no direct control over the substance of that content.  Therefore, if customers use our software for the transmission or storage of personally identifiable information and our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, our reputation could be damaged, our business may suffer, and we could incur significant liability.  Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.  Any or all of these issues could negatively impact our ability to attract new customers and increase engagement by existing customers, cause existing customers to elect to not renew their subscriptions, or subject us to third-party lawsuits, regulatory fines or other action or liability, thereby adversely affecting our financial results.

We use third-party technology and systems for a variety of reasons, including, without limitation, encryption and authentication technology, employee email, content delivery to customers, back-office support and other functions.  Although we have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach at a third-party vendor, such measures cannot provide absolute security.

Because our software could be used to collect and store personal information, domestic and international privacy concerns could result in additional costs and liabilities to us or inhibit sales of licenses of our software.

Privacy and data information security have become a significant issue in the United States and in many other countries where we offer licenses of our software.  The regulatory framework for privacy and personal information security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future.  Many federal, state and foreign government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information.  In the United States, these include rules and regulations promulgated under the authority of the

Federal Trade Commission, the Health Insurance Portability and Accountability Act (HIPAA) of 1996 and state breach notification laws.  Internationally, virtually every jurisdiction in which we operate has established its own data security and privacy legal framework with which we or our customers must comply, including the Data Protection Directive established in the European Union and the Federal Data Protection Act recently implemented in Germany.

In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us.  Because the interpretation and application of privacy and data protection laws are still uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our software.  If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our software, which could have an adverse effect on our business.  Any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our software.  Privacy and personal information security concerns, whether valid or not valid, may inhibit market adoption of our software particularly in certain industries and foreign countries.

Federal, state and industry regulations as well as self-regulation related to privacy and data security concerns pose the threat of lawsuits and other liability.

We may collect and utilize demographic and other information, including personally identifiable information, from and about users (such as customers, potential customers, and others) as they interact with Splunk over the internet and otherwise provide us with information whether via our website, through email, or through other means.  Users may provide personal information to us in many contexts such as when signing up for certain services, registering for seminars, participating in a survey, when answering questions on our Splunk Answers community site, when posting reviews or otherwise commenting on Splunk apps, when using other community or social networking features, when participating in polls or when signing up to receive e-mail newsletters.

Within the United States, various federal and state laws and regulations govern the collection, use, retention, sharing and security of the data we receive from and about users.  Outside of the United States, various jurisdictions actively regulate and enforce laws regarding the collection, retention, transfer, and use (including loss and unauthorized access) of personal information.  Privacy advocates and government bodies have increasingly scrutinized the ways in which companies link personal identities and data associated with particular users or devices with data collected through the internet, and we expect such scrutiny to continue to increase.  Loss, retention or misuse of certain information and alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose us to potential liability and may require us to expend significant resources on data security and in responding to and defending such allegations and claims.

If we are unable to attract and retain key personnel, our business could be adversely affected.

We depend on the continued contributions of our senior management and other key personnel, the loss of whom could adversely affect our business.  All of our executive officers and key employees are at-will employees, which means they may terminate their employment relationship with us at any time.  We do not maintain a key-person life insurance policy on any of our officers or other employees.

Our future success also depends on our ability to identify, attract and retain highly skilled technical, managerial, finance and other personnel, particularly in our sales and marketing, research and development, general and administrative, and professional service departments.  We face intense competition for qualified individuals from numerous software and other technology companies.

In addition, competition for qualified personnel, particularly software engineers, is particularly intense in the San Francisco Bay Area, where our headquarters are located.  We may incur significant costs to attract and retain them, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them.  As we move into new geographies, we will need to attract and recruit skilled personnel in those areas.  If we are unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected.

Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees.  Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of stock, restricted stock units or stock options.  Employees may be more likely to leave us if the shares they own or the shares underlying their vested restricted stock units or options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the market price of our common stock.  If we are unable to retain our employees, or if we need to increase our compensation expenses to retain our employees, our business, results of operations, financial condition and cash flows would be adversely affected.

Prolonged economic uncertainties or downturns could materially adversely affect our business.

Current or future economic downturns or uncertainty, particularly in light of United States and European fiscal and budgetary challenges and concerns could adversely affect our business operations or financial results.  Negative conditions in the general economy both in the United States and abroad, including conditions resulting from financial and credit market fluctuations and terrorist attacks on the United States, Europe, Asia Pacific or elsewhere, could cause a decrease in corporate spending on enterprise software in general and negatively affect the rate of growth of our business.

General worldwide economic conditions have experienced a significant downturn and continue to remain unstable.  These conditions make it extremely difficult for our customers and us to forecast and plan future business activities accurately, and they could cause our customers to reevaluate their decision to purchase our products, which could delay and lengthen our sales cycles or result in cancellations of planned purchases.  Furthermore, during challenging economic times our customers may face issues in gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us.  If that were to occur, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results.

We have a significant number of customers in the business services, financial services, healthcare and pharmaceuticals, high technology, manufacturing, media and entertainment, online services, retail, telecommunications and travel and transportation industries.  A substantial downturn in any of these industries may cause firms to react to worsening conditions by reducing their capital expenditures in general or by specifically reducing their spending on information technology.  Customers in these industries may delay or cancel information technology projects or seek to lower their costs by renegotiating vendor contracts.  To the extent purchases of licenses of our software are perceived by customers and potential customers to be discretionary, our revenues may be disproportionately affected by delays or reductions in general information technology spending.  Also, customers may choose to develop in-house software as an alternative to using our products.  Moreover, competitors may respond to market conditions by lowering prices and attempting to lure away our customers.  In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our software.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry or geography.  If the economic conditions of the general economy or industries in which we operate worsen from present levels, our business operations and financial results could be adversely affected.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our software, improve our operating infrastructure or acquire complementary businesses and technologies.  Accordingly, we may need to engage in equity or debt financings to secure additional funds.  If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.  Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.  We may not be able to obtain additional financing on terms favorable to us, if at all.  If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely affected.

We have in the past made and may in the future make acquisitions that could prove difficult to integrate and/or adversely affect our business operations and financial results.

From time to time, we may choose to expand by making acquisitions that could be material to our business, results of operations, financial condition and cash flows.  Our ability as an organization to successfully acquire and integrate technologies or businesses is unproven.  Acquisitions involve many risks, including the following:

·                  an acquisition may negatively affect our financial results because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

·                  we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

·                  we may not realize the expected benefits of the acquisition;

·                  an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

·                  an acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;

·                  we may encounter difficulties in, or may be unable to, successfully sell any acquired products;

·                  an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

·                  an acquisition may require us to comply with additional laws and regulations;

·                  our use of cash to pay for an acquisition would limit other potential uses for our cash;

·                  if we incur debt to fund such acquisition, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants; and

·                  to the extent that we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease.

The occurrence of any of these risks could have a material adverse effect on our business operations and financial results.

If currency exchange rates fluctuate substantially in the future, our financial results, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates.  Although most of our sales contracts are denominated in U.S. dollars, and therefore substantially all of our revenues are not subject to foreign currency risk, a strengthening of the U.S. dollar could increase the real cost of our software to our customers outside of the United States, adversely affecting our business operations and financial results.  We incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency.  Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher.  This could have a negative impact on our reported operating results.  To date, we have not engaged in any hedging strategies, and any such strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations.

The enactment of legislation implementing changes in the United States of taxation of international business activities or the adoption of other tax reform policies could materially impact our financial position and results of operations.

Recent changes to United States tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to United States tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings.  Due to expansion of our international business activities, any changes in the United States taxation of such activities may increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the United States Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income.  If our existing NOLs are subject to limitations arising from previous ownership changes, possibly including, but not limited to, our recent initial public offering, our ability to utilize NOLs could be limited by Section 382 of the Code.  This offering and future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code.  Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations.  There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities.  For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we attain profitability.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value added or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our financial results.

We do not collect sales and use, value added and similar taxes in all jurisdictions in which we have sales, based on our belief that such taxes are not applicable.  Sales and use, value added and similar tax laws and rates vary greatly by jurisdiction.  Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, and we may be required to collect such taxes in the future.  Such tax assessments, penalties and interest or future requirements may adversely affect our financial results.

Our international operations subject us to potentially adverse tax consequences.

We generally conduct our international operations through wholly owned subsidiaries, branches and representative offices and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions.  We are in the process of organizing our corporate structure to more closely align with the international nature of our business activities.  Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions.  The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions.  If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations.  We believe that our financial statements reflect adequate reserves to cover such a contingency, but there can be no assurances in that regard.

We could be subject to additional tax liabilities.

We are subject to federal, state and local taxes in the United States and numerous foreign jurisdictions.  Significant judgment is required in evaluating our tax positions and our worldwide provision for taxes.  During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain.  We previously discovered that we have not complied with various tax rules and regulations in certain foreign jurisdictions.  We are working to resolve these matters.  In addition, our tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations, including those relating to income tax nexus, by our earnings being lower than anticipated in jurisdictions where we have lower statutory rates and higher than anticipated in jurisdictions where we have higher statutory rates, by changes in foreign currency exchange rates, or by changes in the valuation of our deferred tax assets and liabilities.  We may be audited in various jurisdictions, and such jurisdictions may assess additional taxes against us.  Although we believe our tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from our historical tax provisions and accruals, which could have a material adverse effect on our operating results or cash flows in the period or periods for which a determination is made.

Risks Related to Ownership of Our Common Stock and this Offering

Our stock price has been volatile, may continue to be volatile and may decline regardless of our financial performance.

The trading prices of the securities of technology companies have been highly volatile.  The market price of our common stock has fluctuated and may continue to fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

·                  actual or anticipated fluctuations in our financial results;

·                  the financial projections we provide to the public, any changes in these projections or our failure to meet or exceed these projections;

·                  failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

·                  ratings changes by any securities analysts who follow our company;

·                  announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

·                  changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

·                  price and volume fluctuations in the overall stock market, including as a result of trends in the global economy;

·                  any major change in our board of directors or management;

·                  lawsuits threatened or filed against us; and

·                  other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

In addition, the stock markets, and in particular the market on which our common stock is listed, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies.  Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the financial performance of those companies.  In the past, stockholders have instituted securities class action litigation following periods of market volatility.  If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business, results of operations, financial condition and cash flows.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors.  We do not have any control over these analysts.  If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline.  If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

The market price of shares of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers, employees and significant stockholders, a large number of shares of our common stock becoming available for sale, or the perception in the market that holders of a large number of shares intend to sell their shares.  As of October 31, 2013, we had outstanding approximately 107 million shares of our common stock.

As of October 31, 2013, certain holders of our common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for our stockholders or ourselves.  We have also registered shares of common stock that we may issue under our employee equity incentive plans.  These shares will be able to be sold freely in the public market upon issuance.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of The NASDAQ Stock Market and other applicable securities rules and regulations.  Compliance with these rules and regulations has increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased and will continue to increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results.  The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.  In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required.  As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results.  Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming.  These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance.  This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  We will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.  If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We ceased to be an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 for fiscal year 2014.  As a result, we expect to experience additional costs associated with being a public company going forward, including costs associated with compliance with the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act.

As a result of disclosure of information as a public company, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties.  If such claims are successful, our business operations and financial results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business operations and financial results.  These factors could also make it more difficult for us to attract and retain qualified employees, executive officers and members of our board of directors.

We are obligated to develop and maintain proper and effective internal control over financial reporting.  We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for our fiscal year 2014.  This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting and a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.  We will also be required to have our auditors attest to the effectiveness of our internal controls for fiscal year 2014.

We are in the final stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404.  We may not be able to complete our evaluation, testing and any required remediation in a timely fashion.  During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if, when required, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future.  We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes.  Any determination to pay dividends in the future will be at the discretion of our board of directors.  Accordingly, price appreciation of our common stock, which may never occur, may be the only way our stockholders realize any future gains on their investments.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management.  Our certificate of incorporation and bylaws include provisions that:

·                  authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights and preferences determined by our board of directors;

·                  require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

·                  specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of our board of directors, or our Chief Executive Officer;

·                  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

·                  establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving three-year staggered terms;

·                  prohibit cumulative voting in the election of directors;

·                  provide that our directors may be removed only for cause;

·                  provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

·                  require the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.  In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

The net proceeds from the sale of shares of our common stock in this offering may be used for working capital and other general corporate purposes.  Additionally, we may use a portion of the net proceeds to acquire businesses, technologies or other assets.  However, we do not have agreements or commitments for any specific acquisitions at this time.  Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated into this prospectus by reference, contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management.  All statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  Forward-looking statements can be identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions or variations, and the negatives of those terms.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  We discuss these risks in greater detail in “Risk Factors” and elsewhere in this prospectus and the documents incorporated into this prospectus by reference.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus.   You should read this prospectus and the documents incorporated into this prospectus by reference completely and with the understanding that our actual future results may be materially different from what we expect.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus.  See “Where You Can Find Additional Information.”

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock that we are offering will be $460.8 million, or approximately $530.0 million if the underwriters exercise in full their option to purchase additional shares, assuming an offering price of $79.67 per share (the last reported sale price of our common stock on The NASDAQ Global Select Market on January 17, 2014) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purpose of this offering is to obtain additional capital.  We intend to use the net proceeds to us from this offering for working capital and other general corporate purposes; however, we do not currently have any specific uses of the net proceeds planned.  We anticipate that we will use a portion of the proceeds to us for acquisitions of businesses, technologies, or other assets.  However, we do not have agreements or commitments relating to any specific acquisitions at this time.

Pending other uses, we intend to invest the proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. Government, or hold as cash.  We cannot predict whether the proceeds invested will yield a favorable return.  Our management will have broad discretion in the application of the net proceeds we receive from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on the The NASDAQ Global Select Market under the symbol “SPLK” since April 19, 2012. Prior to that date there was no public trading market for our common stock.  The following table presents, for the periods indicated, the high and low sales prices per share of our common stock as reported on The NASDAQ Global Select Market.

Period	High	Low
Fiscal Year Ended January 31, 2013:
First Quarter (from April 19, 2012)	$37.34	$30.91
Second Quarter	37.57	25.15
Third Quarter	39.75	27.00
Fourth Quarter	34.98	26.10
Fiscal Year Ending January 31, 2014:
First Quarter	$42.53	$32.75
Second Quarter	52.12	40.59
Third Quarter	64.50	47.69
Fourth Quarter (through January 17, 2014)	81.03	59.50

On January 17, 2014, the last reported sale price for our common stock on The NASDAQ Global Select Market was $79.67 per share.  As of October 31, 2013, there were approximately 30 holders of record of our common stock.  The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.  This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock.  We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.  Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of October 31, 2013:

·                  On an actual basis; and

·                  On an as adjusted basis to give effect to the completion of this offering of 6,000,000 shares of common stock at an assumed public offering price of $79.67 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on January 17, 2014, after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

	As of October 31, 2013
	Actual	As Adjusted
	(In thousands, except share and per share amounts)
Cash and cash equivalents	$351,895	$812,666
Stockholders’ equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 1,000,000,000 shares authorized; 106,792,588 shares issued and outstanding, actual; 112,792,588 shares issued and outstanding, as adjusted	107	113
Accumulated and other comprehensive loss	(156)	(156)
Additional paid-in capital	387,207	847,972
Accumulated deficit	(137,076)	(137,076)
Total stockholders’ equity	250,082	710,853
Total capitalization	$250,082	$710,853

The common stock shown in the table above excludes approximately:

·                  13,190,975 shares of our common stock issuable upon exercise of options outstanding as of October 31, 2013, having a weighted-average exercise price of $4.50 per share;

·                  4,316,108 shares of our common stock subject to restricted stock units (“RSUs”) outstanding as of October 31, 2013;

·                  5,846,035 shares of our common stock subject to options and RSUs granted between November 1, 2013 and January 17, 2014;

·                  11,740,766 shares of our common stock reserved for issuance under our 2012 Equity Incentive Plan as of October 31, 2013; and

·                  3,266,859 shares of our common stock reserved for issuance under our 2012 Employee Stock Purchase Plan as of October 31, 2013.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below).  This discussion does not address all aspects of U.S. federal income taxes, does not address the net investment income tax or alternative minimum tax, and does not deal with state, local or non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal estate and gift tax consequences except to the limited extent provided below.  Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code such as financial institutions, insurance companies, tax-exempt organizations, real estate investment trusts or regulated investment companies, broker-dealers and traders in securities, persons who acquired our common stock as compensation for services, certain former U.S. citizens and long-term residents, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, investors who own 5% or more of our stock (except to the limited extent set forth below), partnerships and other pass-through entities, and investors in such partnerships or pass-through entities (regardless of their places of organization or formation).  Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

The discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.  We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.  This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences or any U.S. federal non-income tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is not a U.S. Holder.  A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or otherwise treated as such for U.S. federal income tax purposes, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.  If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year.  For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted.  Also, partnerships, or other entities that are treated as partnerships for U.S. federal income tax purposes (regardless of their place of organization or formation) and entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their place of organization or formation) are not addressed by this discussion and are, therefore, not considered to be Non-U.S. Holders for the purposes of this discussion.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us or our paying agent with a properly executed IRS Form W-8BEN, or appropriate substitute or successor form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty.  In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity.  If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent.  The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.  If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us or our paying agent (or, if stock is held through a financial institution or other agent, to such agent).  In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies.  A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock as a non-taxable return of capital, but not below zero, and then any excess will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, or such reduced rate as is specified by an applicable income tax treaty, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

With respect to (c) above, in general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our assets.  We believe that we are not, and do not anticipate becoming, a United States real property holding corporation, however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.  Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market.  There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs.  Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Information Reporting Requirements and Backup Withholding

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld.  A similar report is sent to the holder to whom any such dividends are paid.  Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding.  The backup withholding rate is currently 28%.  U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption (unless we or our paying agent have actual knowledge, or reason to know, that the holder is, in fact, a U.S. person).

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the holder provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status (and we or our paying agent, do not have actual knowledge, or reason to know, that the holder is, in fact, a U.S. person) or otherwise establishes an exemption.  Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker.  For information reporting purposes, however, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax.  Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply on dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners).  This U.S. federal withholding tax of 30% will also apply on dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity.  The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.  Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.  An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

Under current regulations, these withholding requirements apply to payments of dividends made on or after July 1, 2014 and payments of gross proceeds from a U.S. sale or other disposition of common stock on or after January 1, 2017.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Pacific Crest Securities LLC
Cowen and Company, LLC
Total	6,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken.  However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 900,000 shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an aggregate of 900,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $       .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

Our common stock is listed on The NASDAQ Global Select Market under the trading symbol “SPLK.”

We and certain of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus (the “restricted period”):

·                  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned or any other securities so owned convertible into or exercisable or exchangeable for common stock; or

·                  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

·                  file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for our common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

·                  the sale of securities pursuant to the terms of the underwriting agreement;

·                  transactions relating to shares of common stock or other securities acquired in open market transactions after completion of this offering; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions during the restricted period; or

·                  the transfer of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (i) to an immediate family member of a security holder or to a trust formed for the benefit of such an immediate family member, (ii) by bona fide gift, will or intestacy, (iii) if the security holder is a corporation, partnership or other business entity (A) to another corporation, partnership or other business entity that is an affiliate of such security holder or (B) as part of a distribution to an equity holder of such security holder or (iv) if the security holder is a trust, to a trustor or beneficiary of the trust, provided that in each case, the donee or distributee signs and delivers a lock-up agreement and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock is required or is voluntarily made during the restricted period; or

·                  the receipt of shares of common stock from the company upon the exercise of options or upon the vesting of restricted stock units or the sale or transfer of shares of common stock or any securities convertible into common stock, whether to the company or otherwise, to cover tax withholding obligations in connection with such exercise or vesting; provided that any public report or filing under Section 16(a) of the Exchange Act will clearly indicate in the footnotes that the filing relates to such exercise, vesting, or sale or transfer to cover tax withholding obligations; or

·                  the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to the company, pursuant to agreements under which the company has the option to repurchase such shares or securities or a right of first refusal with respect to transfers of such shares or securities, provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock is required or is voluntarily made during the restricted period; or

·                  the establishment by a security holder of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or voluntarily made during the restricted period; or

·                  sales and transfers of shares of common stock (whether received under the fourth bullet above or otherwise) pursuant to a trading plan pursuant to Rule 10b5-1 plan in existence as of the date hereof, provided that any public announcement or filing under Section 16(a) of the Exchange Act regarding such sale or transfer state that such transfers are made pursuant to a Rule 10b5-1 plan; or

·                  the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock that occurs by operation of law or by order of a court of competent jurisdiction, provided that the transferee shall sign and deliver a lock-up agreement; or

·                  the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing; or

·                  the grant of options or restricted stock units or the issuance of shares of common stock by us to our employees, officers, directors, advisors or consultants or those of our subsidiaries pursuant to employee benefit plans or employee stock purchase plans in effect on the date hereof; or

·                  the filing by us of a registration statement with the Securities and Exchange Commission on Form S-8 in respect of any shares issued under or the grant of any award pursuant to an employee benefit plan in effect on the date hereof; or

·                  the sale or issuance by us of or entry into an agreement by us to sell or issue shares of common stock or securities convertible into or exercisable for common stock in connection with any (i) mergers, (ii) acquisition of securities, businesses, property or other assets, (iii) joint ventures, (iv) strategic alliances, (v) equipment leasing arrangements or (vi) debt financing; provided, that the aggregate number of shares of common stock or securities convertible into or exercisable for common stock (on an as-converted or as-exercised basis, as the case may be) that we may sell or issue or agree to sell or issue pursuant to this bullet shall not exceed 5% of the total number of shares of our common stock issued and outstanding immediately following the completion of the transactions contemplated by the underwriting agreement; and provided further, that each recipient of shares of common stock or securities convertible into or exercisable for common stock pursuant to this bullet shall execute a lock-up agreement.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Morgan Stanley & Co. LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

In order to facilitate this offering of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position.

A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. Morgan Stanley & Co. LLC may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by Morgan Stanley & Co. LLC to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, certain of the underwriters served as underwriters in connection with our initial public offering in April 2012 and as underwriters in connection with our follow-on offering in July 2012, for which they received customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

In the ordinary course of business, we have sold, and may in the future sell, products or services to one or more of the underwriters or their respective affiliates in arms-length transactions on market competitive terms.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)                                 to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)                                 to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)                                  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)                                 it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)                                 it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.  Davis Polk & Wardwell LLP, Menlo Park, California is acting as counsel to the underwriters.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

·                  our Annual Report on Form 10-K for the fiscal year ended January 31, 2013, filed with the SEC on April 1, 2013, including portions of our proxy statement from our 2013 Annual Meeting of Stockholders held on June 13, 2013 to the extent incorporated by reference into such Annual Report on Form 10-K;

·                  our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2013, July 31, 2013 and October 31, 2013, filed with the SEC on June 13, 2013, September 13, 2013, and December 13, 2013, respectively;

·                  our Current Reports on Form 8-K filed with the SEC on March 8, 2013, April 22, 2013, as amended on June 14, 2013, and June 14, 2013; and

·                  the description of our common stock as set forth in our registration statement on Form 8-A (File No. 001-35680), filed with the SEC on April 9, 2012, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto.  Requests for such copies should be directed to our Investor Relations department, at the following address:

Splunk Inc.

250 Brannan Street

San Francisco, California 94107

(415) 848-8400

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, current and special reports and other information with the SEC.  You may read and copy and documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC.  The address of the site is www.sec.gov.

Our Internet address is www.splunk.com.  We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Any internet addresses provided in this prospectus are for information only and are not intended to be hyperlinks.  In addition, the information on or available through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any free writing prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering.  The shares of common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the shares of our common stock, reference is hereby made to the registration statement.  The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above.  Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement.  Each such statement is qualified in its entirety by such reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than any underwriting discounts and commission, payable by us in connection with the offering of the securities being registered.

	Amount to be Paid
SEC registration fee		$(1)
FINRA fees	90,500
Printing fees	25,000
Accounting fees and expenses	150,000
Legal fees and expenses	125,000
Transfer agent fees	7,500
Miscellaneous fees and expenses	120,000
Total	$518,000	(2)

(1)         In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (Securities Act), we are deferring payment of the registration fee for the securities offered.

(2)         Does not include the SEC registration fee which is being deferred, as noted in footnote (1).

Item 15.  Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers.  The Registrant’s amended and restated certificate of incorporation and bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors, executive officers and certain other employees, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 16.  Exhibits and Financial Statement Schedules

The following exhibits are included herein or incorporated herein by reference:

Exhibit		Incorporated by reference herein
Number	Description of Exhibit	From	Date
1.1 *	Form of Underwriting Agreement.
3.1	Restated Certificate of Incorporation.	Form 10-Q (File No. 001-35498)	June 13, 2012
3.2	Amended and Restated Bylaws.	Form 10-Q (File No. 001-35498)	June 13, 2012
4.1	Second Amended and Restated Investors’ Rights Agreement dated as of August 2007, as amended.	Form S-1 (Registration No. 333-178988)	February 17, 2012
4.2	Form of common stock certificate.	Form S-1 (Registration No. 333-178988)	April 6, 2012
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (incorporated by reference to the signature page of this Registration Statement).

*                 To be filed by amendment or as an exhibit to a document to be incorporated by reference.

Item 17.  Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (SEC) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)                                     Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(iii)                               The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(iv)                              Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration or made in any such document immediately prior to such date of first use.

(5)                                 That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 21, 2014.

SPLUNK INC.

By:	/s/ Godfrey R. Sullivan
Godfrey R. Sullivan
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Godfrey R. Sullivan, David F. Conte and Leonard R. Stein, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Godfrey R. Sullivan	President, Chief Executive Officer and Chairman	January 21, 2014
Godfrey R. Sullivan	(Principal Executive Officer)

/s/ David F. Conte	Chief Financial Officer	January 21, 2014
David F. Conte	(Principal Financial and Accounting Officer)

/s/ John G. Connors	Director	January 21, 2014
John G. Connors

/s/ David M. Hornik	Director	January 21, 2014
David M. Hornik

/s/ Patricia B. Morrison	Director	January 21, 2014
Patricia B. Morrison

/s/ Thomas M. Neustaetter	Director	January 21, 2014
Thomas M. Neustaetter

Signature	Title	Date

Director
Stephen G. Newberry

/s/ Graham V. Smith	Director	January 21, 2014
Graham V. Smith

/s/ Nicholas G. Sturiale	Director	January 21, 2014
Nicholas G. Sturiale

EXHIBIT INDEX

Exhibit		Incorporated by reference herein
Number	Description of Exhibit	From	Date
1.1 *	Form of Underwriting Agreement.
3.1	Restated Certificate of Incorporation.	Form 10-Q (File No. 001-35498)	June 13, 2012
3.2	Amended and Restated Bylaws.	Form 10-Q (File No. 001-35498)	June 13, 2012
4.1	Second Amended and Restated Investors’ Rights Agreement dated as of August 2007, as amended.	Form S-1 (Registration No. 333-178988)	February 17, 2012
4.2	Form of common stock certificate.	Form S-1 (Registration No. 333-178988)	April 6, 2012
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (incorporated by reference to the signature page of this Registration Statement).

*                 To be filed by amendment or as an exhibit to a document to be incorporated by reference.